EXHIBIT 23.3

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated May 27, 2015 with respect to the financial statements of XTRAC/VTRAC division (a carve-out of PhotoMedex, Inc.) included in the Current Report on Form 8-K dated June 23, 2015 of MELA Sciences, Inc., which is incorporated by reference in this Registration Statement. We consent to the incorporation by reference of the aforementioned report in this Registration Statement, and to the use of our name as it appears under the caption “Experts.”

/s/ FAHN KANNE & CO. GRANT THORNTON ISRAEL

Tel Aviv, Israel

July 22, 2015